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                                                                   EXHIBIT 99.1

                           IMPERIAL HOLLY CORPORATION
                            COMPLETES ACQUISITION OF
                       SAVANNAH FOODS & INDUSTRIES, INC.
                      AND ISSUES SENIOR SUBORDINATED NOTES


     Sugar Land, Texas -- December 22, 1997 -- Imperial Holly Corporation (AMEX:
IHK) today completed its acquisition of Savannah Foods & Industries, Inc. (NYSE:
SFI) when Savannah was merged with a wholly-owned subsidiary of Imperial Holly. The merger, which was approved by each company's stockholders at special meetings held December 19, 1997, is the second and final step in the acquisition of Savannah by Imperial Holly pursuant to an Agreement and Plan of Merger dated September 12, 1997. In the first step, Imperial Holly completed a tender offer for 50.1% of the outstanding shares of Savannah's common stock at a price of $20.25 per share on October 16, 1997. In the merger, 19.9% of the outstanding shares of Savannah's common stock were converted into the right to receive $20.25 in cash, and the remaining 30% of the outstanding shares were converted into the right to receive $20.25 of Imperial Holly common stock, valued in the exchange at $13.25 per share.

     In connection with the acquisition of Savannah Foods, Imperial Holly issued $250,000,000 of 9 3/4% Senior Subordinated Notes due 2007 and entered into a $455,000,000 Senior Secured Credit Facility. The Senior Secured Credit Facility is comprised of a term loan facility aggregating $255,000,000 and a $200,000,000 revolving credit facility. The proceeds from the sale of the Senior Subordinated Notes and the term loans under the Senior Secured Credit Facility were used to finance the acquisition of Savannah Foods.
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     Imperial Holly is the largest and most geographically diverse producer and marketer of refined sugar in the United States. Imperial Holly refines raw cane sugar at four refineries located in Texas, Georgia, Florida and Louisiana and produces beet sugar at 12 beet factories located in California, Wyoming, Montana, Texas and Michigan.


                           Contact: Karen Mercer at Imperial Holly Corporation (281-491-9181)




The statements regarding future market prices and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks, uncertainties and assumptions, including, but not limited to, market factors, the effect of weather and economic conditions, farm and trade policy, the available supply of sugar, available quantity and quality of sugar beets and other factors detailed in the Company's Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.